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                                                                 Exhibit (c)(7)

                       AMENDMENT TO EMPLOYMENT AGREEMENT


         This AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of August 6, 1998 (this "Agreement"), is made and entered into by and among SFX Entertainment, Inc., a Delaware corporation ("Acquiror"), Brad Krassner ("Executive"), and Magicworks Entertainment Incorporated, a Delaware corporation ("Target").

                                    RECITALS

         WHEREAS, Executive is party to that certain Employment Agreement, by and between Executive and Target, dated as of June 30, 1996, as amended by that certain First Amendment to Employment Agreement, dated as of July 24, 1998 (as so amended, the "Employment Agreement"); capitalized terms used but not defined herein and defined in the Employment Agreement have the respective meanings ascribed to them in the Employment Agreement;

         WHEREAS, concurrently herewith, Acquiror, MWE Acquisition Corp. and Target are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which (a) Acquiror will make a cash tender offer (as such offer may be amended from time to time as permitted by the Merger Agreement (the "Offer") by Acquisition Sub for all the issued and outstanding shares of common stock, par value $.001 per share, of Target (the "Target Common Stock"), and (b) Acquisition Sub will be merged with and into Target (the "Merger"); and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Acquiror has required that the Executive agree, and the Executive has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENTS

         1. Employment Relationship. Executive hereby represents and warrants that his employment relationship with Target is pursuant to and governed by the Employment Agreement. A true and correct copy of the Employment Agreement is attached hereto as Annex I.

         2. Amendments to Employment Agreement.

                  (a) Effective as of the Acquisition Sub's Election Date (as defined in the Merger Agreement), Executive and Target hereby amend the terms of the Employment Agreement as follows:



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                  (i) Section 2.1 of the Agreement is deleted in its entirety, and replaced as follows:

                  "2.1 EMPLOYMENT AND TERM. The Company shall employ the Executive and the Executive shall serve the Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring August 1, 2001, unless extended or sooner terminated as hereinafter set forth (the "Term")."

                  (ii) A new Section 2.4 is added as follows:

                  "2.4 CONTINUED SEPARATE EXISTENCE. The Company shall be maintained and operated as a separate subsidiary of SFX Entertainment, Inc. for a period of not less than one year from the consummation of the Offer (as defined in the Merger Agreement), during which period Executive shall report directly to Robert F.X. Sillerman, Executive Chairman of Acquiror, or Michael Farrell, Chief Executive Officer of Acquiror."

                  (iii) Section 5.4 is deleted in its entirety, and replaced as follows:

                  "5.4 TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate the Executive's employment hereunder for any reason other than as set forth in Sections 5.1, 5.2 or 5.3 upon thirty (30) days written notice to the Executive; PROVIDED, HOWEVER, that upon any such termination pursuant to this Section 5.4, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice. Notwithstanding anything to the contrary, and except as otherwise provided by law, upon such termination pursuant to this Section 5.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1)."

                  (iv) Section 6.1 is deleted in its entirety, and replaced as follows:

                  "6.1 NON-COMPETITION. The Executive shall not, during the Term of this Agreement and, unless the Company terminates the Executive's employment pursuant to Section 5.4, for a one (1) year period thereafter, serve as or be a consultant to or employee, officer, agent, director or owner of more than five percent of another corporation, partnership or other entity which competes, directly or indirectly, with the business in which the Company or its affiliates were engaged (the "Business") as of July 30, 1998."

                  (v) Section 6.2 of the Agreement is hereby deleted in its entirety, and replaced as follows:

                  "6.2 NONDISCLOSURE. The Executive shall not, during the Term of this Agreement and, for a period ending on the second anniversary of the expiration or termination of the Term, divulge, communicate or use or misuse to the detriment of the Company, any Confidential Information (as hereinafter defined) pertaining to the business of the Company or its affiliates. Any Confidential Information now or hereafter acquired by the Executive with respect to the Business (which shall include, but not be limited to, non-public information concerning the Company's

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productions, processes, know-how, financial condition, prospects, technology, customers, methods of doing business and marketing and promotion of the Company's productions) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement, "Confidential Information" means proprietary information concerning the business of the Company or its affiliates disclosed to the Executive or known by the Executive as a consequence or through his employment by the Company and not generally known. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law."

                  (vi) Section 6.3 of the Agreement is hereby deleted in its entirety, and replaced as follows:

                  "6.3 NONSOLICITATION. The Executive shall not, during the Term of this Agreement and, unless the Company terminates the Executive's employment pursuant to Section 5.4, for a one (1) year period thereafter, directly or indirectly, (i) solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates as of July 30, 1998 any employee of the Company or its affiliates as of July 30, 1998 or (ii) solicit or accept business competitive with the Business from any customers or clients of the Business or from any customers or clients whose business the Company or its affiliates as of July 30, 1998 is in the process of soliciting at the time the Executive's employment with the Company terminated or ceased, or from any former customers or clients of the Business within one (1) year prior to the time the Executive's employment with the Company terminated or ceased.

         In the event that the Company terminates the Executive's employment pursuant to Section 5.4, the Executive shall not for a period of six (6) months thereafter, directly or indirectly, solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates as of July 30, 1998 any employee of the Company or its affiliates as of July 30, 1998."

                  (b) Except as amended or modified hereunder, the Employment Agreement shall remain in full force and effect.

         3. No Termination. Executive and Target agree, notwithstanding the terms of the Employment Agreement, that the execution and delivery of the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement), and the performance of the Offer, the Merger or the other transactions contemplated thereby, shall not constitute a termination or constructive termination of Executive.

         4. Representations and Warranties. Executive hereby represents and warrants to Target and Acquiror that (a) the Executive has the legal capacity, power and authority to enter into and perform all of the Executive's obligations under this Agreement and (b) this Agreement has been duly and validly executed and delivered by the Stockholder and, together with the Employment Agreement, constitute a valid and binding agreement of the Executive, enforceable against the Executive in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.



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         5.       Miscellaneous.

                  (a) Entire Agreement. This Agreement, together with the Employment Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that following the Effective Time (as defined in the Merger Agreement), the consent of Acquiror shall not be required.

                  (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses or the addresses set forth on the signature pages hereto:

         If to Executive:           Brad Krassner
                                    2040 N. Bay Road
                                    Miami Beach, Florida 33140

         copy to:                   Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
                                    Museum Tower, Suite 2200
                                    150 West Flagler Street
                                    Miami, Florida 33130
                                    Telecopy: (305) 789-3395
                                    Attn: Teddy Klinghoffer

         If to the Target:          Magicworks Entertainment Incorporated
                                    930 Washington Avenue
                                    Miami Beach, Florida  33139
                                    Telecopy: (305) 532-4014
                                    Attn: Robert Kreusler

         copy to:                   Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Telecopy: (305) 579-0717
                                    Attn: Gary Epstein



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         If to Acquiror:

                                    SFX Entertainment, Inc.
                                    650 Madison Avenue
                                    New York, NY 10022
                                    Telecopy: (212) 753-3188
                                    Attn: Howard J. Tytel

         copy to:                   Baker & McKenzie
                                    Two Allen Center, Suite 1200
                                    Houston, Texas 77002
                                    Telecopy: (713) 427-5099
                                    Attn: Amar Budarapu

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (e) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (f) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

                  (h) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and


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the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.



                            [Signature page follows]





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



         WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 6th day of August, 1998.


                                        EXECUTIVE


                                        /s/ Brad Krassner
                                        -----------------------------------


                                       SFX ENTERTAINMENT, INC.


                                        By: /s/ Thomas P. Benson
                                           --------------------------------
                                                Thomas P. Benson
                                                Chief Financial Officer



                                        MAGICWORKS ENTERTAINMENT INCORPORATED


                                        By: /s/ Lee Marshall
                                           --------------------------------
                                             Name:  Lee Marshall
                                             Title: President and Chief
                                                    Operating Officer


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